GIBRALTAR INDUSTRIES, INC.

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Award of Restricted Units
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THIS AWARD is made to William T. Bosway (the “Recipient”) as of this 2nd day of January, 2019.
Recitals:

Effective as of May 4, 2018, Gibraltar Industries, Inc. (the “Company”) adopted an equity based incentive plan known as the Gibraltar Industries, Inc. 2018 Equity Incentive Plan (the “Plan”).

Under the terms of the Plan, the Committee is authorized to grant equity based compensation awards to Executive Officers of the Company.

The Committee has approved the issuance of an Award of twenty eight thousand twenty seven (28,027) Restricted Units to the Recipient as an incentive for the Recipient in connection with his acceptance of an offer of employment with the Company.

The Plan provides that the terms and conditions of each Award are to be specified in a written instrument.

The Award of Restricted Units to the Recipient on the terms and conditions contained in this instrument has been approved according to the terms of the Plan.

Grant of Award:

NOW, THEREFORE, the Company hereby grants an Award of Restricted Units to the Recipient on the following terms and conditions:

1.Award of Restricted Units. Subject to the terms and conditions of this Award instrument (“Instrument”), the Recipient is hereby granted an Award of twenty eight thousand twenty seven (28,027) Restricted Units. Any reference in this Instrument to Restricted Units shall be deemed to refer only to the Restricted Units granted pursuant to the Award reflected in this Instrument together with any Dividend Equivalent Units attributable to such Restricted Units and any additional Restricted Units credited to the Recipient with respect to the Restricted Units referred to above pursuant to the anti-dilution provisions of the Plan.

2.Restriction on Transfer. Except as set forth in Section 3, Section 4 and Section 6 below, the Restricted Units shall be subject to the Restrictions on transfer set forth in Section 5.02 of the Plan.

3.Lapse of Restrictions; Expiration of Restricted Period. On each of the first three (3) anniversaries of the date hereof, the Restrictions shall lapse and the Restricted Period shall expire with respect to one third (1/3) of the total number of Restricted Units which have been awarded to the Recipient pursuant to this Instrument. With respect to any Restricted Units as to which the Restrictions have not lapsed, prior to the date the Restrictions lapse with respect to any such Restricted Units, the

Recipient shall not, except as otherwise provided by Section 4 and Section 6 below, have any right to sell, transfer, assign, make subject to gift or otherwise dispose of, or mortgage, pledge otherwise encumber any of such Restricted Units, voluntarily or by operation of law.

4.Lapse of Restrictions Upon Certain Terminations of Employment. Notwithstanding any provisions of Section 5.06 of the Plan to the contrary, if, prior to the date that the Restrictions have lapsed with respect to any of the Restricted Units awarded to the Recipient pursuant to this Instrument, the Recipient’s employment is terminated as a result of the Recipient’s death, as a result of the Recipient’s Disability, as a result of a termination of the Recipient’s employment by the Company without “cause” (as defined in the Plan) or a termination of the Recipient’s employment by the Recipient for a “good reason” (as defined in the Plan), the Restrictions on any Restricted Units which have not lapsed as of the date of any such termination of employment, shall lapse on the earlier of: (a) the end of the six (6) month period which begins on the first day following the date the Recipient’s employment is terminated; and (b) the date of the Recipient’s death.

5.Forfeiture of Restricted Units Upon Certain Terminations of Employment. If the Recipient’s employment is terminated for any reason other than the Recipient’s death, the Recipient’s suffering of a Disability, a termination of the Recipient’s employment by the Company without “cause” (as defined in the Plan) or a termination of the Recipient’s employment by the Recipient for a “good reason” (as defined in the Plan), any Restricted Units credited to the bookkeeping account established for the Recipient in connection with this Award as to which the Restrictions have not lapsed as of the date of such termination of the Recipient’s employment shall be forfeited as of the date the Recipient’s employment is so terminated.

6. Lapse of Restrictions Upon a Change in Control.  As provided for by Article 9 of the Plan, upon the occurrence of a Change in Control, the Restrictions applicable to any of the Restricted Units granted to the Recipient pursuant to this Instrument that have not lapsed as of the date a Change in Control occurs shall lapse on the date the Change in Control occurs if: (a) the Recipient’s employment with the Company or any subsidiary of the Company by whom the Recipient is employed is terminated on the date the Change in Control occurs; or (b) in connection with the Change in Control, the Acquiror does not agree to assume the obligations of the Company under this Award and does not issue an Alternative Award.

7.Form of Payment. Except as otherwise provided by Article 9 of the Plan, upon the lapse of the Restrictions on Restricted Units contained in this Award, the Company shall issue to the Recipient a stock certificate representing the number of Shares of Common Stock represented by the Restricted Units (and related Dividend Equivalent Units) with respect to which the Restrictions have lapsed, together with cash equal to the Fair Market Value, determined as of the date the Restrictions have lapsed, of any fractional Restricted Units as to which the Restrictions have lapsed.

8.Applicability of the Plan. Except as otherwise provided by this Instrument, the terms of the Plan shall apply to the Award described in this Instrument and the rights of the Recipient with respect to such Award. This Instrument, together with the Plan, contains all the terms and conditions of the Award described herein and the rights of the Recipient with respect to such Award.

9.Notices. Any notices or other communications given in connection with this Agreement shall be mailed, and shall be sent by registered or certified mail, return receipt requested, to the indicated address as follows:

If to the Company:

Gibraltar Industries, Inc.
3556 Lake Shore Road
P.O. Box 2028
Buffalo, New York 14219
Attn: Corporate Secretary

If to the Recipient:

William T. Bosway
___________________
___________________

or to such changed address as to which either party has given notice to the other party in accordance with this Section 9. All notices shall be deemed given when so mailed, except that a notice of a change of address shall be deemed given when received.

10.Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meaning provided to such terms by the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first set forth above.

GIBRALTAR INDUSTRIES, INC.

By: _/s/ Cherri L. Syvrud___________________
Senior Vice President Human Resources
and Organizational Development